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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors

Tumbleweed Communications Corp.:

    We consent to incorporation by reference in the registration statement (No. 333-84683) on Form S-8 of Tumbleweed Communications Corp. of our report dated January 17, 2000, except as to Note 10, which is as of January 31, 2000, relating to the consolidated balance sheets of Tumbleweed Communications Corp. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statement of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999, annual report on Form 10-K of Tumbleweed Communications Corp.

                                             /s/ KPMG LLP

San Francisco, California
March 30, 2000